CONTACT:

                                        Marianne V. Pastor

                                        (703) 335-7800

                                   FOR IMMEDIATE RELEASE



Williams Industries, Inc. Announces
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Filing of Form 15
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     Manassas, VA. --- October 22, 2008 --- Williams Industries, Inc.
(Symbol: WMSI.pk) today announced the filing of a Form 15 with the Securities and Exchange Commission (SEC). The Form 15 filing, which terminates the Company's obligation to file periodic reports with the SEC, was filed as a direct result of the company's recent tender offer, which was paid out on October 17. The Form 15 filing is available on the SEC's EDGAR site, www.sec.gov.

     The company also announced that its annual meeting will be held on December 4 at 11 a.m. in the auditorium at 9302 Lee Highway, Fairfax, Virginia 22031-1207 (Route 29 and Nutley, south of I-66 and the Vienna Metro). Interested shareholders may obtain company financial information at the meeting or by contacting the company after the meeting.

     For additional information, please call the company's investor relations' office at (703) 335-7800.



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